Exhibit 3.7

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PLAINS ALL AMERICAN GP LLC

dated as of [•], 2013

i

8.6	Binding Agreement	16
8.7	Headings	17
8.8	Word Meanings	17
8.9	Counterparts	17
8.10	Entire Agreement	17
8.11	Governing Law; Consent to Jurisdiction and Venue	17

ii

SIXTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
PLAINS ALL AMERICAN GP LLC

THIS SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Plains All American GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [•], 2013, by Plains GP Holdings, L.P., a Delaware limited partnership (“PAGP”) and the sole member of the Company.

WHEREAS, the Company was formed on May 21, 2001 as a limited liability company under the Delaware Limited Liability Company Act by the filing of a certificate of formation of the Company with the Delaware Secretary of State;

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement (as defined herein), 100% of the membership interests of the Company have been contributed to PAGP;

WHEREAS, as a result of the transactions contemplated by the Contribution Agreement, the Company holds a non-economic general partner interest in Plains AAP, L.P., a Delaware limited partnership (“AAP”); and

WHEREAS, PAGP desires to amend and restate the Fifth Amended and Restated Limited Liability Company Agreement of the Company in its entirety with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“AAP” has the meaning set forth in the preamble hereof.

“AAP Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of September 26, 2013, among AAP, the Lenders (as defined therein) and Citibank, N.A., as Administrative Agent (as defined therein) , as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“AAP Partnership Agreement” means the Seventh Amended and Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended from time to time.

“Agreement” has the meaning set forth in the preamble hereof, as such may be amended, modified, supplemented or restated from time to time.

“Board” means the Board of Directors of the Company.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended, modified, supplemented or restated from time to time.

“Closing Date” means the date of the closing of the Initial Offering.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble hereof.

“Company Affiliate” has the meaning set forth in Section 6.2(a).

“Company Group” means each of the Company and its Subsidiaries, but excluding the MLP and its Subsidiaries.

“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of the Closing Date, among the Company, AAP and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Designated Director” has the meaning set forth in Section 5.1(a).

“Designating Member” has the meaning set forth in the Holdings GP LLC Agreement.

“Directors” has the meaning set forth in Section 5.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Owners” means each of the owners of membership interests in Holdings GP as of the date of this Agreement, in each case for so long as they continue to own any membership interests in Holdings GP.

“Group Member” means a member of the Company Group.

“Holdings GP” means PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of [•], 2013, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Indemnitee” means (a) the Sole Member, (b) any Existing Owner, (c) any Qualifying Interest Holder, (d) any Person who is or was an Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder, (e) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the Sole Member, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the Sole Member, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the Sole Member, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the Sole Member designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who is eligible to serve on the Board’s Audit Committee (in accordance with the applicable requirements of the Commission and any National Securities Exchange on which the MLP’s common units are listed or admitted for trading).

“Initial Designating Member “ has the meaning set forth in the Holdings GP LLC Agreement.

“Initial Offering” means the initial offering and sale of the Class A Shares of PAGP to the public.

“Membership Interest” means the entire limited liability company interest of the Sole Member in the Company and all rights and interests in the Company associated therewith, all as provided in this Agreement and the Act.

“MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“MLP Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the MLP, dated as of May 17, 2012, as amended on October 1, 2012, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

“Officer” has the meaning set forth in Section 5.8.

“Organizational Documents” means any certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or similar governing documents.

“Oxy” means Occidental Holding (Pipeline), Inc.

“Observer” has the meaning set forth in Section 5.1(c).

“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

“PAA GP” means PAA GP LLC, a Delaware limited liability company and the general partner of the MLP.

“PAGP” has the meaning set forth in the preamble hereto.

“PAGP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of PAGP, dated as of [•], 2013, and as such may be further amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

“Property” means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

“Qualifying Interest Holder” means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

“Significant Subsidiary” means any “Significant Subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission, as the same may be amended) of any member of the Company Group.

“Sole Member” means PAGP, its successors or assigns.

“Subsidiary” means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity’s general partner, managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement and except as otherwise noted, the MLP and its Subsidiaries shall be Subsidiaries of the Company Group.

ARTICLE 2
GENERAL

2.1                               Formation.  The name of the Company is Plains All American GP LLC.  The rights and liabilities of the Sole Member shall be as provided in the Act for members except as provided herein.  To the extent that the rights or obligations of the Sole Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

2.2                               Principal Office.  The principal office of the Company shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or at such other place(s) as the Board may determine from time to time.

2.3                               Registered Office and Registered Agent.  The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.

2.4                               Purpose of the Company.  The Company’s purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of AAP in accordance with the terms of the AAP Partnership Agreement and (b) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

2.5                               Date of Dissolution.  The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 8 hereof.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.6                               Qualification.  The President and Chief Executive Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act (or as a “manager” for such limited purposes only, if signature of a manager is required under relevant state regulations), to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

2.7                               Sole Member.

(a)                                 Powers of Sole Member.  The Sole Member shall have the power to exercise any and all rights or powers granted to the Sole Member pursuant to the express terms of this Agreement.  Except as expressly provided herein, the Sole Member shall have no power to bind the Company and no authority to act on behalf of the Company.

(b)                                 Resignation.  The Sole Member may not resign from the Company prior to the dissolution and winding up of the Company.  The Sole Member will cease to be the Sole Member only upon:  (i) the transfer of all of the Sole Member’s Membership Interest and the transferee’s admission as a substitute Sole Member, or (ii) completion of dissolution and winding up of the Company.

(c)                                  Ownership.  The Membership Interest shall correspond to a “limited liability company interest” as is provided in the Act.  The Company shall be the owner of the Property.  The Sole Member shall not have any ownership interest or right in the Property, including Property conveyed by the Sole Member to the Company, except indirectly by virtue of the Sole Member’s ownership of the Membership Interest.

2.8                               Reliance by Third Parties.  Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

ARTICLE 3
CAPITALIZATION OF THE COMPANY

3.1                               Capital Contributions.  The Sole Member shall not be required to make any capital contributions to the capital of the Company and shall be admitted to the Company as its sole member concurrently with the closing of the transactions contemplated by the Contribution Agreement.  The Sole Member shall hold the Membership Interest following such capital contribution.

3.2                               Loans.

(a)                                 The Sole Member shall not be obligated to loan funds to the Company.  Loans by the Sole Member to the Company shall not be considered capital contributions.  The amount of any such loan shall be a debt of the Company owed to the Sole Member in accordance with the terms and conditions upon which such loan is made.

(b)                                 The Sole Member may (but shall not be obligated to) guarantee a loan made to the Company.  If the Sole Member guarantees a loan made to the Company and is required to make payment pursuant to such guarantee to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by the Sole Member to the Company and not as a capital contribution.

ARTICLE 4
DISTRIBUTIONS

4.1                               Distributions.  The Board shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution.  Any distribution declared by the Board shall be paid to the Sole Member.

4.2                               Limitation on Distributions.  Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE 5
MANAGEMENT AND CONTROL

5.1                               Authority; Board of Directors.

(a)                                 Except as otherwise provided hereunder, (i) the business and affairs of the Company shall be managed by or under the direction of the Board and (ii) the power and authority granted to the Board hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company.

(b)                                 (i)                                     The Board shall, subject to the provisions of this Section 5.1(b), consist of eight individuals designated as directors of the Company (the “Directors”) as follows: (A) each of the three or fewer individuals designated by the Designating Members pursuant to Section 6.1(a) of the Holdings GP LLC Agreement to serve as a member of the Holdings GP Board, and any individual appointed or designated as a replacement of any such initial designee (each, a “Designated Director”), (B) the Sole Member, acting through the Holdings GP Board, shall elect (1) three Independent Directors, at least two of whom shall also meet the requirements for service on the Conflicts Committee (as defined and provided for in the MLP Partnership Agreement), and (2) another one or more Directors none of whom shall be required to be an Independent Director, such that the total number of Directors on the Board is eight (taking into account Section 5.1(b)(i)(A) and Section 5.1(b)(i)(C)), and (C) (1) the Chief Executive Officer of the Company as of the date hereof shall be a Director and shall serve as Chairman of the Board and (2) the successor to such individual as Chief Executive Officer of the Company shall be a Director and, unless the Board otherwise determines by a majority vote of the other Directors, shall serve as Chairman of the Board; provided, however, that if at any time there shall be fewer than the number of Independent Directors required by the Commission or National Securities Exchange on which the common units of the MLP are listed or admitted for trading, the Board shall take such actions as may be necessary to cause the Board to re-establish the required number of Independent Directors.  In connection therewith, the Board may exercise its Director removal and appointment rights hereunder and may, to the extent required, increase the size of the Board and appoint one or more new Independent Directors to fill the resulting vacancies.  The Designated Directors shall be appointed to the Board automatically upon their designation to the Holdings GP Board, without further action of the Board or the Sole Member.

(ii)                                  Each Director shall hold office until his or her successor is appointed or designated pursuant to this Section 5.1(b) or until his or her earlier death, resignation or removal.

(iii)                               If for any reason (including death, resignation or removal) a Designated Director ceases to serve as a member of the Holdings GP Board, such Designated Director shall simultaneously and automatically be removed as a member of the Board.

(iv)                              Persons appointed pursuant to Section 5.1(b)(i)(B) by the Sole Member may be removed at any time, with or without cause, by the Sole Member, acting through the Holdings GP Board.  In the event of the death, resignation or removal of any such Director, the Sole Member acting through the Holdings GP Board may designate a replacement Director.  In the event the individual serving as Chief Executive Officer of the Company no longer holds such office for any reason, such individual shall be automatically removed as a Director and the successor to such individual as Chief Executive Officer of the Company shall, by virtue of such appointment, be designated to replace such individual as a Director.

(c)                                  Subject to the terms and conditions set forth below, for so long as an Initial Designating Member has designated an individual to serve as an observer to the Holdings GP Board pursuant to the terms of the Holdings GP LLC agreement, that same individual (an “Observer”) shall have the right to receive notice of and attend meetings of the Board in an observer capacity until such Observer ceases to serve as an observer to the Holdings GP Board or such Initial Designating Member rescinds its request to receive such information in writing, the Observer shall be entitled to receive copies of information routinely provided to the Directors;

provided, that the failure to give any such notice or documents or information shall not affect the validity of any action taken by the Board.  The following terms and conditions shall apply to any service by an Observer in an observer capacity:

(i)                                     The Initial Designating Member who designated such Observer agrees to treat any and all such information, whether written or oral, as confidential information in the same manner as set forth in Section 10.4 of the Holdings GP LLC Agreement.

(ii)                                  In recognition that the Initial Designating Member or one or more of its Affiliates are currently, or may become, engaged in certain aspects of the midstream crude oil, refined products, natural gas and liquefied petroleum gas or other current or future energy infrastructure-related activities that may be deemed to be competitive with the MLP, written materials may be redacted or withheld from the Initial Designating Member or the Observer if the Board, the Chairman, the Chief Executive Officer or the general counsel of the Company reasonably believes that providing such information could result in the competitive positioning of the Company Group or the MLP and its Subsidiaries being compromised.

(iii)                               Written materials may be redacted or withheld from the Initial Designating Member or the Observer, if the Board, the Chairman, the Chief Executive Officer or the general counsel of the Company reasonably believe that providing such information (1) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (2) may otherwise disadvantage the Company Group, the MLP or any of their respective Subsidiaries in ongoing commercial dealings with the Initial Designating Member or any of its affiliates or (3) is necessary or advisable for the protection and retention of any attorney-client privilege.

(iv)                              At the discretion of a majority of the Directors (or any committee of the Board) then in attendance, the Observer may be excluded from relevant portions of the Board meetings or committee meetings if such majority reasonably believes that, the Observer’s attendance (1) would result in a potential breach of confidentiality agreements between third parties and the Company Group or the MLP and its Subsidiaries; (2) may otherwise disadvantage the Company Group, the MLP or any of their respective Subsidiaries in ongoing commercial dealings with the Initial Designating Member or any of its affiliates; (3) is necessary or advisable for the protection and retention of any attorney-client privilege; or (4) could result in in the competitive positioning of the Company Group or the MLP and its Subsidiaries being compromised;

(v)                                 The Initial Designating Member may eliminate the foregoing restrictions in clauses (ii), (iii) and (iv) above by requesting information or requesting that its Observer not be excluded and, if applicable, agreeing in writing to be bound by any applicable confidentiality agreements that would permit disclosure of the information being redacted or withheld, unless such disclosure or presence of the Observer would (1) adversely affect the retention of any attorney-client privilege or (2) disadvantage the Company Group, the MLP or any of their respective Subsidiaries in ongoing commercial dealings with the Initial Designating Member or any of its affiliates.

(vi)                              With respect to materials provided to the Initial Designating Member pursuant to Section 5.1(b)(ii) or otherwise provided by the Company Group without solicitation by the Initial Designating Member, the Initial Designating Member shall not be presumed to have misused such information solely because its Observer may have retained a mental impression of such information in connection with the Initial Designating Member’s participation in activities competitive the Company Group or the MLP and its Subsidiaries.  This Section 5.1(b)(vi) shall not apply with respect to information provided to the Initial Designating Member pursuant to Section 5.2(b)(v) or otherwise provided upon the Initial Designating Member’s request.

(vii)                           An Observer shall not have any voting rights.  No consent or approval of an Observer shall be required for any action taken by the Board.  The attendance or participation of an Observer at a meeting shall not be required for action by the Board.]

(d)                                 The individuals comprising the initial Directors of the Board as of the date of the execution of this Agreement are listed on Schedule 1.

5.2                               Meetings of the Board.  The Board may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice to the remainder of the Board at least five days prior to the date of such meeting.  Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director by the means most likely to reach such Director as may be determined by the Secretary in his best judgment so as to be received at least 24 hours prior to the time of such meeting.  Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available.  Such Notices shall be accompanied by a proposed agenda or general statement of purpose.  Advance notice of a meeting may be waived and attendance or participation in a meeting shall be deemed to constitute waiver of any advance notice requirement for such meeting, unless the reason for such participation or attendance is for the express purpose of objecting to the transaction of any business on the basis that the meeting was not lawfully called or convened.

5.3                               Quorum and Acts of the Board.  A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

5.4                               Communications.  Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting, except when a Director participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

5.5                               Committees of Directors.

(a)                                 The Board, by unanimous resolution of all Directors present and voting at a duly constituted meeting of the Board or by unanimous written consent, may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors.  In the event of the disqualification, resignation or removal of a committee member, the Board may appoint another member of the Board to fill such vacancy.  Any such committee, to the extent provided in the Board’s resolution, shall have and may exercise all the powers and authority of the Board in the management of the Company’s business and affairs subject to any limitations contained herein or in the Act.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(b)                                 In addition to any other committees established by the Board pursuant to Section 5.5(a), the Board may, as necessary, convene a “Conflicts Committee,” which shall be composed of at least two Independent Directors, each of whom shall meet the requirements set forth in the MLP Partnership Agreement. The Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the MLP submitted to such Conflicts Committee by the Board and (B) performing such other functions as the Board may assign from time to time or as may be specified in a specific delegation to the Conflicts Committee.

(c)                                  In addition to any other committees established by the Board pursuant to Section 5.5(a), the Board shall maintain an “Audit Committee,” which shall be composed of at least three Independent Directors at all times, subject to Section 5.1(a)(i). The Audit Committee shall be responsible for such matters as the Board may assign from time to time or as may be specified in a written charter for the Audit Committee adopted by the Board.

5.6                               Compensation of Directors.  Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board meetings and such compensation as may be approved by the Sole Member.

5.7                               Directors as Agents.  The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act.  No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director’s voting power as a member of the Board, unless specifically authorized by the Board in each instance.

5.8                               Officers; Agents.  The Board shall have the power to appoint any Person or Persons as the Company’s officers (the “Officers”) to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder.  Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority).  The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, President, Chief Executive Officer, Executive Vice President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary.  A Director may be an Officer.  The Officers of the Company as of the date hereof shall continue in office in accordance with the terms hereof.  Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal.  Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by a majority of the Board.

5.9                               Matters Requiring Sole Member Approval.

(a)                                 Without the prior written consent of the Sole Member, acting through the Holdings GP Board, the Company shall not effect or authorize through the Board or the Officers any:

(i)                                     merger, consolidation or share exchange into or with any other Person (unless such Person is a member of the Company Group), or any other similar business combination transaction involving any member of Company Group or financial restructuring of any member of the Company Group;

(ii)                                  voluntary filing for bankruptcy, liquidation, dissolution or winding up of any member of the Company Group or any Significant Subsidiary or any event that would cause a dissolution or winding up of any member of the Company Group or any Significant Subsidiary or any consent by any member of the Company Group or any Significant Subsidiary to any action brought by any other Person relating to any of the foregoing;

(iii)                               amendment or repeal of the Organizational Documents of any member of the Company Group; provided that this requirement will not supersede any requirement that any other Person’s approval is required to amend any Organizational Document pursuant to the terms thereof;

(iv)                              sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the Company, any member of the Company Group or the Company Group taken as a whole, other than sales, leases, transfers, pledges or other dispositions of assets in the ordinary course of business;

(v)                                 any modification, amendment, waiver or other action affecting the 2% general partner interest or incentive distribution rights provided for in the MLP Partnership Agreement;

(vi)                              any declaration or payment of any dividends or other distributions on the Membership Interest or other debt or equity securities of any member of the Company Group, including, without limitation, any dividend or other distribution by means of a redemption or repurchase of such securities;

(vii)                           other than equity securities issued upon exercise of convertible or exchangeable securities authorized or outstanding on the date hereof or subsequently approved pursuant to this Section 5.9, the authorization, sale and/or issuance by any member of the Company Group of any of its limited liability company interests, partnership interests or other equity securities, whether in a private or public offering, including an initial public offering, or the grant, sale or issuance of other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any of their respective limited liability company interests, partnership interests or other equity securities, whether or not presently convertible, exchangeable or exercisable;

(viii)                        other than borrowings under the AAP Credit Facility (as in effect on the date hereof), (A) the incurrence of any indebtedness by any member of the Company Group, (B) the assumption, incurrence, or undertaking by any member of the Company Group of, or the grant by any member of the Company Group of any security (other than a pledge of substantially all of the properties or assets of any member of the Company Group or the Company Group taken as a whole for the benefit of the lenders under the AAP Credit Facility) for, any financial commitment of any type whatsoever, including without limitation, any purchase, sale, lease, loan, contract, borrowing or expenditure, or (C) the lending of money by any member of the Company Group to, or the guarantee by any member of the Company Group of the debts of, any other Person;

(ix)                              any repurchase or redemption by any member of the Company Group of any debt or equity securities other than pursuant to and in accordance with Section 7.9 of the AAP Partnership Agreement;

(x)                                 Transfer (as defined in the AAP Partnership Agreement) of its general partner interest in AAP, withdrawal as general partner of AAP or issuance of any additional general partner interest in AAP.

5.10                        Actions Requiring Consent of Oxy.  Until Oxy and its Affiliates (i) do not have a Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement) of at least 5% and (ii) beneficially own less than 5% of the outstanding Shares (as such term is defined in the PAGP LP Agreement), without the prior written consent of Oxy, the Company shall not, and shall not permit or cause any of its Subsidiaries (including the MLP) to, become a “retailer” (as defined under Section 613A(d)(2) of the Code) or a “refiner” (as defined under Section 613A(d)(4) of the Code).

5.11                        Matters Requiring Board Approval.

Without the prior approval of the Board, the Company shall not effect or authorize any:

(a)                                 merger, consolidation or share exchange into or with any Person, or any other similar business combination transaction (other than a transaction between the MLP or any of its Subsidiaries or among any of them) involving the MLP and any of its Significant Subsidiaries, or financial restructuring of the MLP or any of its Significant Subsidiaries;

(b)                                 repeal or significant amendment of the Organizational Documents of the MLP; provided, that this requirement will not supersede any requirement that any other Person’s approval is required to amend any Organizational Document pursuant to the terms thereof; or

(c)                                  sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the MLP or any of its Significant Subsidiaries or the MLP and its Subsidiaries taken as a whole, other than sales, leases, transfers, pledges or other dispositions of properties or assets in the ordinary course of business.

ARTICLE 6
LIABILITY AND INDEMNIFICATION

6.1                               Limitation on Liability of Members, Directors and Officers.

(a)                                 Subject to, and as limited by, the provisions of this Agreement, the Sole Member and the Directors, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act or other applicable law, owe any duties (including fiduciary duties) as a Member or Director of the Company, notwithstanding anything to the contrary in existing law, in equity or otherwise; provided, however, that for the avoidance of doubt nothing set forth herein shall be deemed to limit the obligations of the “General Partner” under the MLP Partnership Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or the Sole Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee in connection with the conduct of the business or affairs of the Company unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.   To the fullest extent permitted by Section 18-1101(c) of the Act, a Designated Director, in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Designating Member who designated such Director, considering only such factors, including the separate interests of such Designating Member, as such Director or Designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 6.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or Designating Member to the Company or the Sole Member or any other Director.  Except as required by the Act, the Company’s debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnitee shall be personally responsible for any such debt, obligation or liability of the

Company solely by reason of being an Indemnitee. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by Sole Member to replace such duties and liabilities of such Indemnitee.  To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, any Indemnitee with respect to any matter relating to the Company, it shall be presumed that the Indemnitee acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by or on behalf of the Sole Member challenging any such action or inaction of, or determination made by, any Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b)                                 Any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)                                  No amendment, modification or repeal of this Section 6.1 or any provision hereof shall in any manner terminate, reduce or impair the waiver or limitation on liability with respect to any past, present or future Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.2                               Indemnification.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and except as required by the Act, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the Company shall indemnify and hold harmless the Indemnitees (when not acting in violation of this Agreement or applicable law) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as an Indemnitee, if such Indemnitee acted in good faith and in a manner he or she subjectively believed to be in, or not opposed to, the interests of the Company and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

(b)                                 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 6.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.2.

(c)                                  The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was an Indemnitee and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Indemnitee; provided, however, that in the event such Indemnitee is also an Affiliate of a Designating Member, the vote of the Designated Director designated by such Designating Member shall be disregarded for purposes of the Board’s vote pursuant to this Section 6.2(c).

(d)                                 The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined by the Board.

(e)                                  Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Sole Member shall not be subject to personal liability by reason of the indemnification provisions under this Section 6.2.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such Indemnitee’s interest were adequately disclosed to the Board at the time the transaction was consummated.

(g)                                  Subject to Section 6.2(c), the provisions of this Section 6.2 are for the benefit of the Indemnitees and the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(h)                                 No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or any Affiliate of the Company, nor the obligations of the Company or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 7
DISSOLUTION

7.1                               Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.

ARTICLE 8
MISCELLANEOUS

8.1                               Waiver of Default.  No consent or waiver, express or implied, by the Company or the Sole Member with respect to any breach or default by the Company or the Sole Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or the Sole Member to complain of any act or failure to act of the Company or the Sole Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Sole Member of any rights hereunder.

8.2                               Amendment.

(a)                                 Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Sole Member, acting through the Holdings GP Board; provided, however, that (i) no amendment of this Agreement that would (A) except as expressly provided for hereunder, increase the size of the Board, (B) grant any Person the right to designate more than one Director, or (C) improve the designation right of a Designating Member (as such term is defined in the Holdings GP LLC Agreement) disproportionately with respect to any or all of the other Designating Members shall be effective without the prior written consent of the effected Designating Member or Designating Members, as applicable; (ii) no amendment that adversely affects the rights of an Initial Designating Member under Section 5.1(c) shall be effective without the prior written consent of such Initial Designating member; (iii) no amendment that adversely affects the rights of Oxy under Section 5.10 shall be effective without the prior written consent of Oxy; and (iv) no amendment of the provisos of this Section 8.2(a) shall be effective without the prior written consent of (A) each Designating Member, if any, (B) to the extent that, immediately prior to giving effect to such amendment, one or more Initial Designating Members retains any rights under Section 5.1(c), each affected Initial Designating Member, and (C) to the extent that, immediately prior to giving effect to such amendment, Oxy retains any rights Section 5.10, Oxy.

(b)                                 The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

(c)                                  Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 8.2 shall be binding on the Sole Member and the Board.

8.3                               No Third Party Rights.  Except as provided in Section 5.1(c), Section 5.10, Section 8.2 and Article 6, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

8.4                               Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

8.5                               Nature of Interest in the Company.  The Sole Member’s Membership Interest shall be personal property for all purposes.

8.6                               Binding Agreement.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

8.7                               Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

8.8                               Word Meanings.  The words “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The singular shall include the plural, and vice versa, unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

8.9                               Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.10                        Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

8.11                        Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws.  The parties hereby submit to the exclusive jurisdiction and venue of the state courts of Harris County, Texas or to the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or the Sole Member may, at their option, enforce their rights hereunder in such courts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be duly executed as of the date first written above.

PLAINS GP HOLDINGS, L.P.

By:	PAA GP Holdings LLC, its general partner

By:
Name:
Title:

Signature Page to Sixth Amended and Restated
Limited Liability Company Agreement

SCHEDULE 1

Directors

Designated Directors	John T. Raymond
Robert V. Sinnott
Vicky Sutil

Chief Executive Officer	Greg L. Armstrong

Directors elected by Sole Member	Everardo Goyanes*
Gary R. Petersen*
J. Taft Symonds*
Christopher M. Temple*

* Indicates Independent Director